Exhibit 99.1

Jaguar Health Secures Additional Capital Through Sale of Royalty Rights Related to Future Crofelemer and Lechlemer Revenue Stream

Transaction proceeds will be allocated to support the company's ongoing OnTarget pivotal Phase 3 clinical trial of crofelemer for prophylaxis of diarrhea in adults receiving targeted cancer therapy

SAN FRANCISCO, CA / ACCESSWIRE / August 25, 2022 / Jaguar Health, Inc. (NASDAQ:JAGX) ("Jaguar" or the "Company"), today announced that the Company has entered into a royalty interest purchase agreement (the "Agreement") with Utah-based Streeterville Capital, LLC ("Streeterville"). Under the Agreement, Jaguar will immediately receive $4.0 million (the "royalty purchase price") in connection with the sale of a royalty interest to Streeterville entitling Streeterville to receive 3-fold of the royalty purchase price from future royalties on sales of crofelemer and lechlemer and certain up-front license fees and milestone payments from licensees and/or distributors, excluding any fees due to Jaguar from its crofelemer license for the European territory to Napo Therapeutics, S.p.A. (the "Royalty Payment Amount") and will pay interest on the Royalty Payment Amount at a rate of ten percent in annum until the same is paid in full. Royalty payments will initiate on January 1, 2024 and will involve minimum monthly payments.

"We are pleased to have executed this transaction with Streeterville during difficult capital market conditions," said Lisa Conte, Jaguar's president and CEO. "This transaction follows two royalty-based deals Jaguar executed in 2020, both of which also involved allocating proceeds to progress our ongoing Phase 3 pivotal OnTarget trial of crofelemer for prophylaxis of cancer therapy-related diarrhea (CTD). In an environment where it is important to concentrate available resources on initiatives that offer the most potential near-term value, Jaguar is focused on two key development milestones that we expect to be transformative and value-creating within the next approximately 6 to 12 months with respect to turning core pipeline opportunities into important and tangible product opportunities. These initiatives include the completion of enrollment during the first half of 2023 for the OnTarget trial and the completion in 2022 of an investigator-initiated proof-of-concept study of crofelemer for short bowel syndrome (SBS), supporting the potential for reimbursed expanded patient access through programs in Europe in 2023 for this devastating and catastrophic disease."

The pivotal OnTarget Phase 3 clinical trial of crofelemer for prophylaxis of CTD was initiated in October 2020 and is ongoing. The Company is in the process of adding additional clinical trial sites - both in the US and outside the US - to accelerate patient enrollment. Further details about the trial can be viewed here on the clinicaltrials.gov website. A significant proportion of patients undergoing cancer therapy experience diarrhea, and diarrhea has the potential to cause dehydration, potential infections, and non-adherence to treatment in this patient population. Patients with CTD are 40% more likely to discontinue their chemotherapy or targeted therapy than patients without CTD,1 and the cost of care of CTD patients is estimated to be 2.9 times higher than for patients who are not experiencing CTD.2

SBS is the core focus of Napo Therapeutics, the Italian corporation established by Jaguar in Italy in 2021 that focuses on expanding crofelemer access in Europe. Jaguar is the majority shareholder of Napo Therapeutics.

"SBS patients with intestinal failure are often on parenteral nutrition for as long as 20 hours a day, seven days a week. We have approved the planned investigator-initiated proof-of-concept trial of crofelemer for SBS, and the third-party investigator is targeting the presentation in December 2022 of results from the SBS study at a global GI conference in Dubai," said Conte.

About Jaguar Health, Jaguar Animal Health, Napo Pharmaceuticals, & Napo Therapeutics

Jaguar Health is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, including chronic, debilitating diarrhea. Jaguar Animal Health is a tradename of Jaguar Health. Jaguar Health's wholly owned subsidiary, Napo Pharmaceuticals, focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our crofelemer drug product candidate is the subject of the OnTarget study, an ongoing pivotal Phase 3 clinical trial for prophylaxis of diarrhea in adult cancer patients receiving targeted therapy. Jaguar Health is the majority shareholder of Napo Therapeutics S.p.A. (f/k/a Napo EU S.p.A.), an Italian corporation established by Jaguar Health in Milan, Italy in 2021 that focuses on expanding crofelemer access in Europe.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo Pharmaceuticals, visit www.napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements." These include statements regarding the Company's expectation that the two key development milestones on which the Company is focused will be transformative and value-creating within the next approximately 6 to 12 months with respect to turning core pipeline opportunities into important and tangible product opportunities, Jaguar's expectation that enrollment in the OnTarget trial will complete in the first half of 2023, Jaguar's expectation an investigator-initiated proof-of-concept study of crofelemer for SBS will be completed in 2022, the Company's expectation that the results of this SBS study will support the potential for reimbursed expanded patient access through programs in Europe in 2023 for SBS, and Jaguar's expectation that the third-party investigator for the SBS study will present the study results in December 2022 at a global GI conference in Dubai. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "aim," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar's control. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

1 Pablo C. Okhuysen, M.D., The impact of cancer-related diarrhea on changes in cancer therapy patterns: Real world evidence

2 Eric Roeland, M.D., FAAHPM, Healthcare utilization and costs associated with cancer-related diarrhea

Contact:

Peter Hodge
Jaguar Health, Inc.
phodge@jaguar.health

Jaguar-JAGX